Exhibit 10(t)
Amendment to Consulting Agreement
First Amendment effective as of the 1st day of May, 2008 (the “Effective Date”), to that certain Consulting Agreement (the “Agreement”) entered on April 12, 2006, between Robert L. Parker (“Parker”), an individual who resides in Tulsa, Oklahoma, and Parker Drilling Company, a Delaware corporation (the “Company”) (the “Amendment”).
WHEREAS, management has determined that it is in the best interests of the Company to amend the Agreement as provided in this Amendment, including the extension of the term, due to the valuable services that Parker provides to the Company through his service on the US-Kazakhstan Business Council and by promoting the business of the Company with major and national oil companies; and
WHEREAS, Parker is willing to amend the Agreement in accordance with the terms contained in this Amendment;
NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties hereby agree to amend the Agreement as follows:
1. Section 3 shall be amended to provide that the Consulting Term shall be from May 1, 2006 through April 30, 2009, subject to earlier termination as provided in paragraph 2 below. As compensation for providing consulting services, the Company shall pay Parker the amounts specified in paragraph 2 below from and after the Effective Date.
2. Section 5 shall be amended to provide that the only payments and benefits payable to Parker from and after the Effective Date of this Amendment until the termination of the Consulting Term shall be a consulting fee of $16,000 per month, payable by the fifth (5th) day of each calendar month; provided, that the Company’s obligation to make monthly payments of this consulting fee shall terminate in the event of the death of Parker. Notwithstanding the foregoing, the consulting fee for May 2008 shall be $15,000, during which period Parker shall continue to receive medical benefits as provided in the Agreement.
3. Section 6 shall be amended to provide that the only expenses that the Company shall be obligated to reimburse Parker during the Consulting Term shall be reasonable business travel, business entertainment and other related expenses paid or incurred by Parker in the performance of his duties hereunder. Notwithstanding the foregoing, the Company’s obligation for expenses related to aircraft travel shall be limited to the following:
(a) use of the Company owned aircraft or aircraft chartered by the Company for the purpose of making four (4) round trips from Tulsa, Oklahoma, to Washington, D.C. during any calendar year to attend functions of the US-Kazakhstan Business Council and to promote the Company’s business relationships with major and national oil companies and foreign countries, or additional trips authorized in advance by the Company’s CEO,
(b) reimbursement of the cost for any domestic aircraft travel for business use in addition to the four (4) trips specified in (a) above in an amount not to exceed the cost of a first class ticket for such aircraft travel, and
(c) reimbursement of the cost for gate-to-gate services in connection with connections for commercial air travel.
4. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, Parker and the Company have executed this Amendment to be effective as of the date first written above.

PARKER DRILLING COMPANY		ROBERT L. PARKER

By:	/s/Robert L. Parker, Jr.	By:	/s/ Robert L. Parker

Name:	Robert L. Parker, Jr.	Name:	Robert L. Parker
Title:	Chairman and CEO